Exhibit 10.2

CHANGE OF CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is made between BioCardia, Inc. (the “Company” which term refers in this Agreement to the Company and its subsidiaries) and [NAME] (the “Executive”), effective on the Closing Date (as defined in the Agreement and Plan of Merger, dated as of August 22, 2016, between the Company and Tiger X Medical, Inc., among others) (the “Effective Date”).

The Company and the Executive agree as follows:

1.     Term of Agreement. The Agreement will terminate when all of the obligations under this Agreement have been satisfied.

2.     At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and will continue to be at-will, as defined under applicable law.

3.     Severance Benefits.

(a)     Termination without Cause or Resignation for Good Reason during the Change in Control Period. If the Executive’s employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability) or by Executive for Good Reason, and such termination occurs during the period beginning three (3) months prior to and ending twelve (12) months following a Change in Control (the “Change in Control Period”), then, subject to Section 5, the Executive will be eligible to receive the following:

(i)     a lump-sum payment equal to [one hundred and fifty percent (150%) / one hundred percent (100%)] of the Executive’s annual base salary as in effect immediately prior to the termination date, but without taking into account any reduction of base salary as described under Section 6(f)(b);

(ii)     a lump sum payment equal to [one hundred and fifty percent (150%) / one hundred percent (100%)] of the Executive’s target annual bonus as in effect for the fiscal year in which the termination occurs;

(iii)     if Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for the Executive and the Executive’s eligible dependents, the Company will reimburse the Executive for the premiums necessary to continue group health insurance benefits under COBRA for the Executive and the Executive’s eligible dependents until the earlier of (A) a period of [eighteen (18) / twelve (12)] months from the date of the Executive’s termination of employment, (B) the date upon which the Executive and/or the Executive’s eligible dependents becomes covered under similar plans or (C) the date upon which the Executive ceases to be eligible for coverage under COBRA (such reimbursements, the “COBRA Premiums”). However, if the Company determines in its sole discretion that it cannot pay the COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s group health coverage in effect on the date of the Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), multiplied by [eighteen (18) / twelve (12)], which payment will be made regardless of whether the Executive elects COBRA continuation coverage. For the avoidance of doubt, the taxable payments in lieu of COBRA Premiums may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings; and

(iv)     one hundred percent (100%) of the then-unvested shares subject to each of the Executive’s options to purchase Company common stock will become fully vested and exercisable.

(b)     Termination without Cause or Resignation for Good Reason outside of the Change in Control Period. If the Executive’s employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability) or by the Executive for Good Reason, and such termination occurs outside of the Change in Control Period, then, subject to Section 5, the Executive will be eligible to receive:

(i)     a lump-sum payment equal to [one hundred percent (100%) / fifty percent (50%)] of the Executive’s annual base salary as in effect immediately prior to the termination date, but without taking into account any reduction of base salary as described under Section 6(f)(b); and

(ii)     if the Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for the Executive and the Executive’s eligible dependents, the Company will reimburse the COBRA Premiums until the earlier of (A) a period of [twelve (12) / six (6)] months from the date of the Executive’s termination of employment, (B) the date upon which the Executive and/or the Executive’s eligible dependents becomes covered under similar plans or (C) the date upon which the Executive ceases to be eligible for coverage under COBRA. However, if the Company determines in its sole discretion that it cannot pay the COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Executive a taxable lump-sum payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s group health coverage in effect on the date of the Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), multiplied by [twelve (12) / six (6)], which payment will be made regardless of whether the Executive elects COBRA continuation coverage. For the avoidance of doubt, the taxable payments in lieu of COBRA Premiums may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(c)     Voluntary Resignation or Termination for Cause. If the Executive’s employment with the Company terminates at any time either (i) voluntarily by the Executive (other than for Good Reason) or (ii) for Cause by the Company, then the Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(d)     Disability; Death. If the Company terminates the Executive’s employment as a result of the Executive’s Disability, or the Executive’s employment terminates due to the Executive’s death, then the Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

(e)     Exclusive Remedy. In the event of a termination of the Executive’s employment with the Company, the provisions of the Agreement are intended to be and are exclusive and in lieu of any other rights or remedies to which the Executive may otherwise be entitled, whether at law, tort or contract, in equity. The Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in the Agreement.

4.     Accrued Compensation. On any termination of the Executive’s employment with the Company, the Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to the Executive under any Company-provided plans, policies, and arrangements.

5.     Conditions to Receipt of Severance.

(a)     Separation Agreement and Release of Claims. The Executive’s receipt of any severance payments or benefits under Section 3 is subject to the Executive signing and not revoking the Company’s standard separation agreement and release of claims (the “Release” and such requirement, the “Release Requirement”), which must become effective and irrevocable no later than the 60th day following the Executive’s termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Executive will forfeit any right to severance payments or benefits under Section 3. Severance payments or benefits under Section 3 will not be paid or provided until the Release actually becomes effective and irrevocable. None of the severance payments and benefits payable upon such Executive’s termination under Section 3 will be paid or otherwise provided prior to the sixtieth (60th) day following the Executive’s termination. Except to the extent that payments are delayed under Section 5(b), on the first regular payroll pay day following the 60th day following the Executive’s termination, the Company will pay or provide the Executive the severance payments and benefits that the Executive would otherwise have received under Section 3 on or prior to such date, with the balance of such severance payments and benefits being paid or provided as originally scheduled.

(b)     Section 409A. The Company intends that all payments and benefits provided under the Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated under Section 409A of the Code (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with this intent. No severance payments or benefits under the Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A. If, at the time of the Executive’s termination of employment, the Executive is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Executive will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following the Executive’s termination of employment. The Company reserves the right to amend the Agreement as it considers necessary or advisable, in its sole discretion and without the consent of the Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under the Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will any member of the Company reimburse the Executive for any taxes that may be imposed on the Executive as a result of Section 409A.

6.     Limitation on Payments.

(a)     Reduction of Severance Benefits. If any payment or benefit that the Executive would receive from the Company or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (i) the full amount of such Payment or (ii) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Executive’s equity awards unless the Executive elects in writing a different order for cancellation. The Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under the Agreement, and the Executive will not be reimbursed by any member of the Company for any such payments.

(b)     Determination of Excise Tax Liability. The Company will select a professional services firm to make all of the determinations required to be made under these paragraphs relating to parachute payments. The Company will request that firm provide detailed supporting calculations both to the Company and the Executive prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to the Executive at that time. For purposes of making the calculations required under these paragraphs relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and the Executive will furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to parachute payments. The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments. Any such determination by the firm will be binding upon the Company and the Executive, and the Company will have no liability to the Executive for the determinations of the firm.

7.     Definitions. The following terms referred to in the Agreement will have the following meanings:

(a)     “Cause” means (a) any act or acts of personal dishonesty, fraud, or embezzlement by the Executive taken in connection with the Executive’s responsibilities as an employee or other service provider of the Company; (b) the Executive’s conviction of, or plea of nolo contendere to, any criminal act that is a felony; (c) the Executive’s material breach of any of the Executive’s obligations under any written agreement or covenant with the Company; (d) the Executive’s willful and continued failure to perform the duties and responsibilities of the Executive’s position; (e) a breach of any fiduciary duty owed to the Company by the Executive, (f) unauthorized use or disclosure by the Executive of any proprietary information or trade secrets of the Company or any other party to whom the Executive owes an obligation of nondisclosure as a result of the Executive’s relationship with the Company.

(b)     “Change in Control” shall have the same meaning as prescribed in the BioCardia, Inc. 2002 Stock Plan, as amended, or its successor plan. Notwithstanding the foregoing, (i) a transaction will not be deemed a Change in Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A and (ii) the transactions contemplated by the Agreement and Plan of Merger by and among Tiger X Medical, Inc., the Company, Icicle Acquisition Corp., and the Company Representative named therein, dated August __, 2016, will not be deemed a Change in Control.

(c)     “Code” means the Internal Revenue Code of 1986, as amended.

(d)     “Disability” means the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, unable to engage in any substantial gainful activity.

(e)     “Exchange Act” means the U.S. Securities Exchange Act of 1934.

(f)     “Good Reason” means, the Executive’s resignation within thirty (30) days following the Company’s cure period (discussed below) in connection with any of the following events and without the Executive’s express written consent:  (i) a material reduction by the Company in Executive’s authority, duties, and responsibilities relative to the authority, duties and responsibilities as in effect immediately prior to such reduction; provided, however, that a material reduction will not be deemed to occur if, upon or following a Change in Control, the Executive has substantially the same duties and responsibilities with respect to the Company or its successor (or a product, technology, business division or similar group thereof) as in effect immediately prior to a Change in Control or if the Executive is otherwise performing such responsibilities as the senior person responsible therefor in the Company or its successor (or a product, technology, business division or similar group thereof); (ii) a material reduction in the Executive’s base salary as in effect immediately prior to such reduction; or (iii) a material change in the geographic location at which the Executive must perform his or her services (in other words, the relocation of the Executive’s principal place of work to a location that is more than fifty (50) miles from the Executive’s current principal work location for the Company).  In order for an event to qualify as Good Reason, the Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of written notice, and such grounds must not have been cured during such time.

8.     Successors.

(a)     The Company’s Successors. Any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and or assets shall assume the obligations under the Agreement and agree expressly to perform the obligations under the Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Agreement, the terms “Company” will include any successor to their business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of the Agreement by operation of law.

(b)     The Executive’s Successors. The terms of the Agreement and all rights of the Executive under the Agreement will inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

9.     Notice. All notices and other communications required or permitted under the Agreement shall be in writing and will be effectively given (i) upon actual delivery to the party to be notified, (ii) 24 hours after confirmed facsimile transmission, (iii) 1 business day after deposit with a recognized overnight courier or (iv) 3 business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed (A) if to the Executive, at the address the Executive shall have most recently furnished to the Company in writing, (B) if to the Company, at the following address:

BioCardia, Inc.

125 Shoreway Road

San Carlos, CA 94070

Attention: Chief Executive Officer

10.     Miscellaneous Provisions.

(a)     No Duty to Mitigate. The Executive will not be required to mitigate the amount of any payment contemplated by the Agreement, nor will any such payment be reduced by any earnings that the Executive may receive from any other source.

(b)     Waiver; Amendment. No provision of the Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by an authorized officer of the Company (other than the Executive) and by the Executive. No waiver by either party of any breach of, or of compliance with, any condition or provision of the Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)     Headings. All captions and section headings used in the Agreement are for convenient reference only and do not form a part of the Agreement.

(d)     Entire Agreement. The Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.

(e)     Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(f)     Severability. The invalidity or unenforceability of any provision or provisions of the Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g)     Withholding. All payments and benefits under the Agreement will be paid less applicable tax withholdings.

(h)     Counterparts. The Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows.]

By its signature below, each of the parties signifies its acceptance of the terms of the Agreement, in the case of the Company by its duly authorized officer.

COMPANY	BioCardia, Inc.

	By:	[Name]

	Title:	[Title]

Date:

THE EXECUTIVE	[Name]

Date:

[Signature page to Change in Control and Severance Agreement]